Exhibit 19.1

FRIEDMAN INDUSTRIES, INCORPORATED

Policy:         Insider Trading Policy

1.	Purpose

The purpose of this Policy is (i) to prohibit use of material nonpublic information by officers, directors and employees (which includes temporary employees) in connection with buying or selling securities of Friedman Industries, Incorporated (the “Company” or “FRD”) or third-parties with respect to whom the Restricted Person has acquired such information and (ii) to establish procedures applicable to securities transactions by certain Restricted Persons (as defined below) to enable the Company and such Restricted Persons to comply with the applicable rules and regulations in these regards. The prohibitions in this Policy are intended to apply to trading, tipping and making recommendations to trade by virtually any person, including all persons associated with the Company, if the information involved is “material” and “nonpublic”. These terms are defined below. Failure to comply with this Policy may result in civil or criminal penalties or disciplinary action with respect to the Company.

2.	Policy

A.         It is the policy of the Company to avoid even the appearance that its officers, directors and employees (and any other persons controlled by the Company) have engaged in transactions in the Company’s securities on the basis of material nonpublic information. To implement such Policy, the Company has adopted certain rules with respect to the manner in which officers, directors and employees may engage in certain securities transactions covered by the Policy.

B.         The Policy guidelines set forth in Sections C.1 and C.2 below apply to all officers, directors and employees of the Company. Officers, directors and employees are required to ensure compliance with this Policy by their family members and other members of such person’s household. The Policy guidelines set forth in Sections C.3 and C.4 below apply to all executive officers and directors of the Company. Such persons are referred to in this Policy as “Restricted Persons”. Each of the Chief Executive Officer, the Chairman of the Board, the President and the Principal Financial Officer of the Company shall be authorized to designate additional person as Restricted Persons for purposes of this Policy. For all purposes of implementing this Policy, the term “family member” means as to any person, regardless of whether residing in the same household, such person’s spouse, child (minor or adult), stepchildren, grandchildren, parents, step-parents, grandparents, siblings, in-laws, and any other person who lives in such Restricted Person’s household. Further, for all purposes of implementing this Policy, any transaction in securities by a trust, partnership or corporation with respect to which a Restricted Person is a fiduciary, beneficiary, general partner, officer or director, or any other entity with respect to which the Restricted Person exercises control, may be deemed a transaction by such person.

C.1         No officer, director or other employee shall purchase or sell securities of the Company, or engage in transactions involving put, call or other options or derivatives, gifts, loans, pledges, or, in some cases, contribute securities to a trust, with respect to the Company’s securities, while in possession of material nonpublic information regarding the Company, or otherwise use such information for their personal benefit or pass it on, directly or indirectly, to others who engage in such transactions. For purposes of this policy, information is considered “nonpublic” if that information has not been disclosed to the public; however, to be “public” under the securities regulations, it must have been widely disseminated. Whether information has been widely disseminated is a facts and circumstances analysis. Generally, news releases, radio or television programs, or well-known internet news sources are considered wide dissemination. Further, some time for the dissemination of such information after its release is generally required. Information shall be considered “material” for purposes of this Policy, if there is a substantial likelihood that a reasonable investor would consider it important in arriving at a decision to buy, hold, or sell securities or if such information would otherwise be deemed material under applicable federal securities laws. Examples of information that might be considered material include but are not limited to planned dividend increases or decreases, earnings estimates or information (or changes in previously disclosed estimates or information), unusual or significant borrowings or securities offerings, unscheduled downtime at principal operating units, the initiation of or significant developments in major litigation, liquidity problems, extraordinary management developments or purchases or sales of substantial assets, pending or proposed mergers, acquisitions, business combinations, or tender offers. Any information that could be expected to affect the Company’s stock price, whether in a positive or negative manner, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the relevant facts and circumstances. Accordingly, any employee who has any question about whether he or she is in possession of material nonpublic information should contact the Chief Financial Officer (“CFO”) of the Company, before trading and should err on the side of caution in transacting in Company securities or disclosing any material nonpublic information.

C.2         No officer, director or other employee who, by virtue of his or her position, acquires material nonpublic information regarding another publicly-traded entity shall purchase or sell securities of such other entity, or otherwise use such information for their personal benefit or pass it on, directly or indirectly (including by recommendations to trade or hold), to others who engage in such transactions. Unlawful passing on of such information, referred to as “tipping”, is prohibited by this Policy. “Tipping” generally means communicating material nonpublic information to persons who might be expected to trade while in possession of that information, and unlawful “tipping” does not necessarily require the tipper to receive a pecuniary benefit from the tippee.

C.3         No Restricted Person shall engage at any time in transactions involving put, call or other options or derivatives with respect to the Company’s securities (other than options or other securities issued under the Company’s own equity plans.)

C.4         No Restricted Person that is subject to the Company’s Blackout Policy shall place an order to purchase, sell or otherwise transfer any security (including a transaction such as an option exercise, a gift, a loan or pledge or hedge, a contribution to a trust or any other transfer of the Company’s securities) issued by the Company without notifying the CFO not less than two full trading days prior to placing such order, specifying the security to be purchased, sold or otherwise transferred and the date on which the order is to be placed.

Prior to the opening of the principal trading market for such security on the specified date, the CFO shall notify the Restricted Person that such transaction has either been approved or disapproved. Any such approval shall remain valid for a period not to exceed five calendar days, but any such approval may be for a shorter period or be qualified or revoked at any time.

The CFO shall consult with the Chief Executive Officer, the Chairman of the Board, the President and the Company’s legal counsel or their designated representatives regarding the possible existence of material nonpublic information regarding the Company that is or may be known by the applicable Restricted Person. If, to the knowledge of such persons, no such information exists, the CFO shall promptly grant such approval to the Restricted Person making such request. The Chief Executive Officer, the Vice Chairman of the Board, the President and the Company’s legal counsel shall advise the CFO regarding the existence of material nonpublic information regarding the Company, and the CFO shall revoke any outstanding approvals under this Policy when he subsequently becomes aware that any such material nonpublic information is known by the Restricted Person at issue. Such revocation shall be immediately communicated by the CFO to any party who has received approval to place an order to purchase, sell or otherwise transfer any securities of the Company, and such order, to the extent not already executed, shall be unobtrusively withdrawn.

The CFO shall maintain a log of all requests for approval of securities transactions under this Section and the disposition thereof.

The approval of a transaction pursuant to the procedures set forth in this Section C.4 shall not relieve a Restricted Person of his or her obligations under Section C.1; if, notwithstanding such approval, the Restricted Person is in possession of material nonpublic information, he or she may not transact in the Company’s securities.

In addition, to the pre-clearance procedure described in this Section C.4, all Restricted Persons shall be required to inform the CFO immediately following the consummation of any transaction involving the Company’s securities and provide information regarding such transaction as requested by the CFO, so that the CFO may assist such Restricted Person in complying with all applicable reporting requirements, including any reporting under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and related rules and regulations. Note however, that compliance with Section 16 and its related rules and regulations is ultimately the responsibility of each individual Section 16 insider.

C.5         Each director or officer is required to comply with the Company’s Blackout and Trading Window Policy (the “Blackout Policy”). Further, each employee that has been designated by management of the Company required to comply with the Blackout Policy must comply with that policy until such time as they are removed from the list of such designated employees. The Blackout Policy is designed to restrict directors and officers and certain other employees that are most likely to have material nonpublic information from trading during times when they are most likely to have such information. The fact that the Company is within an “open trading window” is not, by itself, sufficient to ensure that transactions are not restricted by this Policy, and all transactions (other than those specifically exempted from this Policy) are subject to the restrictions and preclearance requirements contained in this Policy.

C.6         Restricted Persons are also prohibited from trading in the securities of another company if the Restricted Person is in possession of material nonpublic information about that other company gained through their employment or relationship with FRD.

C.7         Restricted Persons are required to comply with the Company’s policies and procedures, as well as applicable laws and regulations, regarding the treatment of confidential information and restrictions on actions prohibited by Section 16 of the Exchange Act, such as short selling. Compliance with these policies and procedures (including policies and procedures with respect to Regulation FD) will aid compliance with insider trading regulations.

C.8         Transactions under 10b5-1 plans, if properly established and executed, shall be exempt from the restrictions under this Policy and the Blackout Policy. In all cases, each 10b5-1 plan must be pre-cleared by the CFO of the Company. The Company reserves the ability to restrict any Restricted Person from implementing a 10b5-1 plan at its discretion.

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Finally, each Restricted Person is responsible for their own conduct and actions with respect to refraining from insider trading, regardless of the results of pre-clearance under this Policy.

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